Exhibit 23.1

Assentsure PAC UEN – 20186648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648 https://assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated March 21, 2025 in the Registration Statement on Amendment No.1 to Form F-1, under the Securities Act of 1933, with respect to the balance sheet of The Generation Essentials Group as of December 31, 2022, 2023 and 2024, the related statement of profit or loss, changes in equity and cash flows the for the years ended December 31, 2022, 2023 and 2024, and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore

November 21, 2025